Exhibit 99.1

PRESS RELEASE

AbbVie Reports Full-Year and Fourth-Quarter 2017 Financial Results

•	Reports Full-Year Diluted EPS of $3.30 on a GAAP Basis; Adjusted Diluted EPS of $5.60 Reflects Growth of 16.2 Percent

•	Delivers Full-Year Net Revenues of $28.216 Billion; Adjusted Net Revenues Increased 10.1 Percent on an Operational Basis

•	Full-Year Global HUMIRA Sales of $18.427 Billion Increased 14.6 Percent on a Reported Basis, or 14.4 Percent on an Operational Basis

•	Full-Year Global IMBRUVICA Net Revenues Were $2.573 Billion, an Increase of 40.5 Percent

•	Reports Fourth-Quarter Diluted EPS of $0.03 on a GAAP Basis; Adjusted Diluted EPS of $1.48 Reflects Growth of 23.3 Percent Over Fourth-Quarter 2016

•	Delivers Fourth-Quarter Net Revenues of $7.739 Billion; Adjusted Net Revenues Grew 12.6 Percent on an Operational Basis

•	Provides 2018 Guidance for Revenue of Approaching $32 Billion, Reflecting Industry-Leading Top-Line Growth of Approximately 13 Percent

•
Announces 2018 GAAP Diluted EPS Guidance Range of $6.45 to $6.55; Raises 2018 Adjusted Diluted EPS Guidance Range to $7.33 to $7.43, Representing Growth of 32 Percent at the Midpoint and Reflecting Both Stronger Operating Performance and the Impact of U.S. Tax Reform

•
AbbVie Plans to Make Investments of Approximately $2.5 Billion Over the Next Five Years in Capital Projects in the U.S., a One-Time Contribution of Approximately $350 Million to Select Charitable Organizations in 2018, and Enhancements to Non-Executive Employee Compensation and Other Benefits

NORTH CHICAGO, Ill., January 26, 2018 – AbbVie (NYSE:ABBV) announced financial results for the fourth quarter ended December 31, 2017.

“2017 reflects another year of top-tier performance, demonstrating the strong momentum in our business,” said Richard A. Gonzalez, chairman and chief executive officer, AbbVie. “Our guidance for 2018 underscores our confidence in our ability to continue to deliver industry-leading performance. This is an exciting time for AbbVie -- we are poised to launch a number of differentiated products over the next 12 to 18 months that will fuel significant growth in the coming years. We remain committed to delivering on our long-term strategic vision for AbbVie.”

Fourth-Quarter Results

•
Worldwide net revenues were $7.739 billion in the fourth quarter, up 13.9 percent year-over-year on a GAAP basis. On an operational basis, adjusted net revenues increased 12.6 percent, excluding a 1.5 percent favorable impact from foreign exchange.

•
Global HUMIRA sales increased 14.0 percent on a reported basis, or 12.3 percent operationally, excluding a 1.7 percent favorable impact from foreign exchange. In the U.S., HUMIRA sales grew 15.1 percent in the quarter. Internationally, HUMIRA sales grew 6.5 percent, excluding a 5.2 percent favorable impact from foreign exchange.

•	Fourth-quarter global IMBRUVICA net revenues were $708 million, with U.S. sales of $585 million and international profit sharing of $123 million for the quarter, reflecting growth of 38.7 percent.

•	On a GAAP basis, the gross margin ratio in the fourth quarter was 70.5 percent. The adjusted gross margin ratio was 79.0 percent.

•	On a GAAP basis, selling, general and administrative expense was 25.2 percent of net revenues. The adjusted SG&A expense was 21.2 percent of net revenues.

•	On a GAAP basis, research and development expense was 18.1 percent of net revenues. The adjusted R&D expense was 17.1 percent, reflecting funding actions supporting all stages of our pipeline.

•	On a GAAP basis, the operating margin in the fourth quarter was 23.2 percent. The adjusted operating margin was 40.7 percent.

•	On a GAAP basis, net interest expense was $252 million.

•
Financial results for 2017 reflected a net charge of $0.77 per diluted share related to the December 2017 enactment of the Tax Cuts and Jobs Act. The net charge included the one-time impact of approximately

$4.5 billion for mandatory taxation on previously unrepatriated earnings, partially offset by the revaluation of tax-related balance sheet items. These amounts have been treated as specified and excluded from adjusted diluted EPS. On a GAAP basis, the tax rate in the quarter was 95.6 percent. The adjusted tax rate was 18.9 percent.

•	Diluted EPS in the fourth quarter was $0.03 on a GAAP basis. Adjusted diluted EPS, excluding specified items, was $1.48, up 23.3 percent.

Key Events from the Fourth Quarter

•
AbbVie announced positive top-line results from the Phase 3 SELECT-MONOTHERAPY clinical trial evaluating upadacitinib (ABT-494) as a monotherapy treatment in patients with moderate to severe rheumatoid arthritis who did not adequately respond to treatment with methotrexate. Results showed that after 14 weeks of treatment, both once-daily doses of upadacitinib (15 mg and 30 mg) met the study's primary endpoints of ACR20 and low disease activity versus continuing prior stable methotrexate therapy. Both doses also achieved all ranked and all key secondary endpoints. The safety profile of upadacitinib was consistent with previously reported Phase 3 SELECT clinical trials and Phase 2 studies, and no new safety signals were detected. AbbVie expects data from two additional registrational studies in the first half of 2018, supporting regulatory submissions in the second half of 2018.

Key Events from the Fourth Quarter (continued)

•
AbbVie announced the U.S. Food and Drug Administration (FDA) granted Breakthrough Therapy Designation for upadacitinib in adult patients with moderate to severe atopic dermatitis who are candidates for systemic therapy, supported by positive Phase 2b results. The Phase 3 clinical program for upadacitinib in atopic dermatitis is expected to begin in the first half of 2018.

•
AbbVie announced top-line results from the IMMhance study, the fourth pivotal clinical trial evaluating risankizumab, an investigational interleukin-23 (IL-23) inhibitor, for the treatment of patients with moderate to severe plaque psoriasis. Results showed that risankizumab met all co-primary and ranked secondary endpoints in the study. At week 16, nearly half (47 percent) of patients receiving risankizumab achieved complete skin clearance (PASI 100) versus placebo (1 percent), and static Physician Global Assessment (sPGA) score of clear or almost clear skin was achieved by 84 percent of risankizumab patients compared to 7 percent of placebo patients. Among patients who achieved clear or almost clear skin at week 28, 87 percent of patients maintained this response at one year, compared to 61 percent who were switched to placebo at week 28. Risankizumab’s safety profile in IMMhance was consistent with previously reported Phase 3 clinical trials, with no new safety signals detected across the Phase 3 program. The company plans to submit its applications for regulatory approval in the first half of 2018. Risankizumab is being developed in collaboration with Boehringer Ingelheim.

•
AbbVie presented results from the Phase 3 MURANO study of VENCLEXTA/VENCLYXTO (venetoclax) in combination with Rituxan at the American Society of Hematology (ASH) Annual Meeting. Results show that patients with relapsed or refractory (R/R) chronic lymphocytic leukemia (CLL) achieved significantly prolonged median progression-free survival (PFS) with VENCLEXTA in combination with Rituxan compared with bendamustine in combination with Rituxan. Investigator-assessed twenty-four month PFS estimates were 84.9 percent and 36.3 percent, respectively, with independent review committee (IRC)-assessed PFS showing similar results. Also in the trial, 83.5 percent of patients achieved peripheral blood minimal residual disease (MRD)-negativity with VENCLEXTA in combination with Rituxan, compared to 23.1 percent with bendamustine in combination with Rituxan. At the time of the analysis, safety data were consistent with the known safety profiles of the medicines. Regulatory applications were recently submitted for VENCLEXTA in combination with Rituxan for treatment of patients with R/R CLL. VENCLEXTA is being developed by AbbVie and Genentech, a member of the Roche Group.

•
AbbVie presented new and updated IMBRUVICA (ibrutinib) data at the ASH meeting, including pooled analysis results of the longest follow-up data to-date in Bruton's tyrosine kinase (BTK) inhibition for R/R mantle cell lymphoma (MCL) patients treated with IMBRUVICA, demonstrating that, at three years, 45 percent of patients were able to achieve overall survival (OS) and 26 percent had PFS. AbbVie also presented new three-year follow-up data from the RESONATE-2 study (PCYC-1115/1116), which found that previously-untreated CLL/SLL patients reported sustained improvements in measures of well-being with IMBRUVICA versus chemotherapy with chlorambucil. At 30 months, IMBRUVICA was also associated with a greater PFS rate of 85 percent versus chlorambucil, which had a PFS rate of 28 percent. IMBRUVICA is jointly developed and commercialized with Janssen Biotech, Inc.

•
AbbVie announced the Phase 3 iNNOVATE trial evaluating IMBRUVICA in combination with Rituxan in patients with treatment-naïve and previously-treated Waldenström's macroglobulinemia successfully met its primary endpoint and demonstrated improvement of PFS compared to Rituxan alone. The Independent Data Monitoring Committee recommended that the study be unblinded based on the positive outcome from the pre-specified interim analysis data. The company expects to submit these data for label augmentation in 2018.

Key Events from the Fourth Quarter (continued)

•
At the American Society for Reproductive Medicine Scientific Congress & Expo (ASRM), AbbVie, in cooperation with Neurocrine Biosciences, presented detailed results from two replicate Phase 3 extension studies evaluating the long-term efficacy and safety of elagolix, an investigational, orally administered gonadotropin-releasing hormone (GnRH) antagonist, being evaluated for the management of endometriosis with associated pain. In the extension studies, elagolix demonstrated sustained reduction in average monthly menstrual pelvic pain and non-menstrual pelvic pain in women through the 12-month treatment period. The safety and tolerability of elagolix was consistent with the anticipated effects of reduced estradiol levels and no new safety concerns were identified with elagolix use for the 12-month treatment period. Elagolix is currently under priority regulatory review for the management of endometriosis with associated pain.

Full-Year 2018 Outlook, Including Impact of U.S. Tax Reform

GAAP diluted EPS for the full-year 2018 is expected to be between $6.45 and $6.55.

AbbVie is raising its previously announced adjusted EPS guidance range for the full-year 2018 from $6.37 to $6.57 to $7.33 to $7.43 to reflect the impact of U.S. tax reform and stronger operating performance. The midpoint of this guidance reflects year-over-year growth of 32 percent, more than half of which is driven by growth in the underlying business. Relative to the previously issued 2018 guidance provided in October 2017, this guidance includes an increase of $0.08 as a result of stronger operating dynamics.

AbbVie’s adjusted EPS guidance range reflects an effective tax rate of approximately 9 percent in 2018. In 2018, AbbVie will experience a one-time net tax benefit related to the timing of the phase in of provisions of the new legislation on certain subsidiaries. This benefit has been excluded from the adjusted EPS guidance, and included in the GAAP guidance range.

AbbVie anticipates the company’s adjusted effective tax rate to increase to 13 percent over the next five years as a result of increased domestic income and investment.

Increased U.S. Investments

Over the next five years, AbbVie plans to invest approximately $2.5 billion in capital projects in the U.S. and the company is currently evaluating additional expansion of its U.S. facilities. Also, in 2018, the company plans to make a one-time charitable contribution of approximately $350 million to select not-for-profit organizations based in the United States. The company also plans to accelerate pension funding by $750 million, as well as enhance non-executive employee compensation.

Provisional Estimates of the Impact of U.S. Tax Reform

Financial results for 2017 reflect provisional amounts related to the December 2017 enactment of the Tax Cuts and Jobs Act. These provisional estimates are based on AbbVie's initial analysis and current interpretation of the legislation. Given the complexity of the legislation, anticipated guidance from the U.S. Treasury, and the potential for additional guidance from the Securities and Exchange Commission (SEC) or the Financial Accounting Standards Board, these estimates may be adjusted during 2018.

About AbbVie

AbbVie is a global, research-driven biopharmaceutical company committed to developing innovative advanced therapies for some of the world’s most complex and critical conditions. The company’s mission is to use its expertise, dedicated people and unique approach to innovation to markedly improve treatments across four primary therapeutic areas: immunology, oncology, virology and neuroscience.  In more than 75 countries, AbbVie employees are working every day to advance health solutions for people around the world. For more information about AbbVie, please visit us at www.abbvie.com. Follow @abbvie on Twitter, Facebook or LinkedIn.

Conference Call

AbbVie will host an investor conference call today at 8:00 a.m. Central time to discuss our fourth-quarter performance. The call will be webcast through AbbVie’s Investor Relations website at investors.abbvie.com. An archived edition of the call will be available after 11:00 a.m. Central time.

Non-GAAP Financial Results

Financial results for 2017 and 2016 are presented on both a reported and a non-GAAP basis. Reported results were prepared in accordance with GAAP and include all revenue and expenses recognized during the period. Non-GAAP results adjust for certain non-cash items and for factors that are unusual or unpredictable, and exclude those costs, expenses, and other specified items presented in the reconciliation tables later in this release. AbbVie’s management believes non-GAAP financial measures provide useful information to investors regarding AbbVie’s results of operations and assist management, analysts, and investors in evaluating the performance of the business. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP. The company’s 2018 financial guidance is also being provided on both a reported and a non-GAAP basis.

Forward-Looking Statements

Some statements in this news release are, or may be considered, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, challenges to intellectual property, competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, and changes to laws and regulations applicable to our industry. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie’s operations is set forth in Item 1A, “Risk Factors,” of AbbVie’s 2016 Annual Report on Form 10-K, which has been filed with the SEC. AbbVie undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Media:	Investors:
Adelle Infante	Liz Shea
(847) 938-8745	(847) 935-2211

Sharon Greenlees
(847) 935-0900

Todd Bosse
(847) 936-1182

AbbVie Inc.
Key Product Revenues
Quarter Ended December 31, 2017
(Unaudited)

				% Change vs. 4Q16
	Net Revenues (in millions)				International		Total
	U.S.	Int’l.	Total	U.S.	Operational	Reported	Operational	Reported
ADJUSTED NET REVENUES[a]	$4,967	$2,772	$7,739	15.9%	7.0%	11.0%	12.6%	14.1%
Humira	3,313	1,579	4,892	15.1	6.5	11.7	12.3	14.0
Imbruvica[b]	585	123	708	35.3	57.8	57.8	38.7	38.7
HCV	214	296	510	>100.0	14.5	15.4	62.7	63.4
Lupron	181	43	224	1.5	3.3	5.6	1.8	2.2
Creon	235	—	235	10.6	n/a	n/a	10.6	10.6
Synagis	—	282	282	n/a	4.3	4.4	4.3	4.4
Synthroid	205	—	205	—	n/a	n/a	—	—
AndroGel	140	—	140	(19.6)	n/a	n/a	(19.6)	(19.6)
Kaletra	17	96	113	(33.7)	(11.3)	(9.7)	(15.6)	(14.3)
Sevoflurane	22	77	99	(1.3)	(3.4)	(1.6)	(2.9)	(1.5)
Duodopa	17	83	100	55.2	15.7	23.0	21.3	27.6
Note: “Operational” growth reflects the percentage change over the prior year excluding the impact of exchange rate fluctuations.
n/a = not applicable

[a]
Adjusted net revenues exclude specified items. Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details. Percentage change is calculated using adjusted net revenues.

[b]	Reflects profit sharing for Imbruvica international revenues.

AbbVie Inc.
Key Product Revenues
Twelve Months Ended December 31, 2017
(Unaudited)

				% Change vs. 12M16
	Net Revenues (in millions)				International		Total
	U.S.	Int’l.	Total	U.S.	Operational	Reported	Operational	Reported
ADJUSTED NET REVENUES[a]	$18,251	$9,965	$28,216	14.6%	2.7%	3.4%	10.1%	10.4%
Humira	12,361	6,066	18,427	18.5	6.7	7.4	14.4	14.6
Imbruvica[b]	2,144	429	2,573	35.8	70.0	70.0	40.5	40.5
HCV	338	936	1,274	(1.4)	(20.5)	(20.6)	(16.2)	(16.3)
Lupron	669	160	829	0.8	0.5	1.4	0.7	0.9
Creon	831	—	831	13.9	n/a	n/a	13.9	13.9
Synagis	—	738	738	n/a	0.6	1.2	0.6	1.2
Synthroid	781	—	781	2.3	n/a	n/a	2.3	2.3
AndroGel	577	—	577	(14.5)	n/a	n/a	(14.5)	(14.5)
Kaletra	71	352	423	(38.6)	(21.1)	(18.8)	(24.7)	(22.9)
Sevoflurane	78	332	410	(2.1)	(3.7)	(4.6)	(3.4)	(4.1)
Duodopa	61	294	355	66.1	13.1	14.6	19.8	21.1
Note: “Operational” growth reflects the percentage change over the prior year excluding the impact of exchange rate fluctuations.
n/a = not applicable

[a]
Adjusted net revenues exclude specified items. Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details. Percentage change is calculated using adjusted net revenues.

[b]	Reflects profit sharing for Imbruvica international revenues.

AbbVie Inc.
Consolidated Statements of Earnings
Quarter and Twelve Months Ended December 31, 2017 and 2016
(Unaudited) (In millions, except per share data)

	Fourth Quarter Ended December 31		Twelve Months Ended December 31
	2017	2016	2017	2016
Net revenues	$7,739	$6,796	$28,216	$25,638
Cost of products sold	2,280	1,555	7,040	5,833
Selling, general and administrative	1,951	1,653	6,275	5,855
Research and development	1,402	1,190	4,982	4,366
Acquired in-process research and development	312	40	327	200
Total operating cost and expenses	5,945	4,438	18,624	16,254

Operating earnings	1,794	2,358	9,592	9,384

Interest expense, net	252	290	1,004	965
Net foreign exchange loss (gain)	320	(10)	348	303
Other expense, net	29	80	513	232
Earnings before income tax expense	1,193	1,998	7,727	7,884
Income tax expense	1,141	607	2,418	1,931
Net earnings	$52	$1,391	$5,309	$5,953

Diluted earnings per share	$0.03	$0.85	$3.30	$3.63

Adjusted diluted earnings per share[a]	$1.48	$1.20	$5.60	$4.82

Weighted-average diluted shares outstanding	1,602	1,623	1,603	1,631

[a]	Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details.

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Quarter Ended December 31, 2017
(Unaudited) (In millions, except per share data)

1.    Specified items impacted results as follows:

	4Q17
	Earnings		Diluted
	Pre-tax	After-tax	EPS
As reported (GAAP)	$1,193	$52	$0.03
Adjusted for specified items:
Intangible asset amortization	268	203	0.13
Milestones and other R&D expenses	75	75	0.05
Acquired IPR&D	312	312	0.19
Change in fair value of contingent consideration	79	79	0.05
Litigation reserves	273	221	0.14
Intangible asset impairment	354	244	0.15
U.S. tax reform repatriation tax	—	4,509	2.81
Other impacts related to tax law change	316	(3,267)	(2.04)
Tax audit settlement	—	(91)	(0.06)
Other	75	52	0.03
As adjusted (non-GAAP)	$2,945	$2,389	$1.48

Milestones and other R&D expenses are associated with milestone payments for previously announced collaborations. Acquired IPR&D primarily reflects upfront payments related to R&D collaborations and licensing arrangements with third parties. Other primarily includes restructuring charges associated with streamlining global operations.

2.    The impact of the specified items by line item was as follows:

	4Q17
	Cost of products sold	SG&A	R&D	Acquired IPR&D	Net foreign exchange loss	Other expense, net
As reported (GAAP)	$2,280	$1,951	$1,402	$312	$320	$29
Adjusted for specified items:
Intangible asset amortization	(268)	—	—	—	—	—
Milestones and other R&D expenses	—	—	(75)	—	—	—
Acquired IPR&D	—	—	—	(312)	—	—
Change in fair value of contingent consideration	—	—	—	—	—	(79)
Litigation reserves	—	(273)	—	—	—	—
Intangible asset impairment	(354)	—	—	—	—	—
Other impacts related to tax law change	—	—	—	—	(316)	—
Other	(33)	(37)	(5)	—	—	—
As adjusted (non-GAAP)	$1,625	$1,641	$1,322	$—	$4	$(50)

3.    The adjusted tax rate for the fourth quarter of 2017 was 18.9 percent, as detailed below:

	4Q17
	Pre-tax income	Income taxes	Tax rate
As reported (GAAP)	$1,193	$1,141	95.6%
Specified items	1,752	(585)	(33.4)%
As adjusted (non-GAAP)	$2,945	$556	18.9%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Quarter Ended December 31, 2016
(Unaudited) (In millions, except per share data)

1.	Specified items impacted results as follows:

	4Q16
	Earnings		Diluted
	Pre-tax	After-tax	EPS
As reported (GAAP)	$1,998	$1,391	$0.85
Adjusted for specified items:
Intangible asset amortization	210	170	0.10
Milestones and other R&D expenses	10	10	0.01
Acquired IPR&D	40	40	0.02
Acquisition related costs	63	42	0.02
Change in fair value of contingent consideration	85	85	0.05
Revaluation due to Section 987 tax law change	—	187	0.12
Other	55	39	0.03
As adjusted (non-GAAP)	$2,461	$1,964	$1.20

Milestones and other R&D expenses are associated with milestone payments for previously announced collaborations. Acquired IPR&D primarily reflects an R&D collaboration. Acquisition related costs primarily include the amortization of the acquisition date fair value step-up for inventory related to the acquisition of Pharmacyclics. Other primarily includes a debt extinguishment charge as a result of the redemption of the company’s 1.75% senior notes, milestone revenue under a previously announced collaboration and restructuring charges associated with streamlining global operations.

2.	The impact of the specified items by line item was as follows:

	4Q16
	Net revenues	Cost of products sold	SG&A	R&D	Acquired IPR&D	Interest expense, net	Other expense, net
As reported (GAAP)	$6,796	$1,555	$1,653	$1,190	$40	$290	$80
Adjusted for specified items:
Intangible asset amortization	—	(210)	—	—	—	—	—
Milestones and other R&D expenses	—	—	—	(10)	—	—	—
Acquired IPR&D	—	—	—	—	(40)	—	—
Acquisition related costs	—	(53)	(5)	(5)	—	—	—
Change in fair value of contingent consideration	—	—	—	—	—	—	(85)
Other	(12)	(5)	(23)	—	—	(39)	—
As adjusted (non-GAAP)	$6,784	$1,287	$1,625	$1,175	$—	$251	$(5)

3.	The adjusted tax rate for the fourth quarter of 2016 was 20.2 percent, as detailed below:

	4Q16
	Pre-tax income	Income taxes	Tax rate
As reported (GAAP)	$1,998	$607	30.4%
Specified items	463	(110)	(24.0)%
As adjusted (non-GAAP)	$2,461	$497	20.2%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Twelve Months Ended December 31, 2017
(Unaudited) (In millions, except per share data)

1.	Specified items impacted results as follows:

	12M17
	Earnings		Diluted
	Pre-tax	After-tax	EPS
As reported (GAAP)	$7,727	$5,309	$3.30
Adjusted for specified items:
Intangible asset amortization	1,076	809	0.51
Milestones and other R&D expenses	143	143	0.09
Acquired IPR&D	327	327	0.20
Acquisition related costs	73	49	0.03
Change in fair value of contingent consideration	626	625	0.39
Litigation reserves	370	286	0.18
Intangible asset impairment	354	244	0.15
U.S. tax reform repatriation tax	—	4,509	2.81
Other impacts related to tax law change	316	(3,267)	(2.04)
Tax audit settlement	—	(91)	(0.06)
Other	94	68	0.04
As adjusted (non-GAAP)	$11,106	$9,011	$5.60

Milestones and other R&D expenses are associated with milestone payments for previously announced collaborations. Acquired IPR&D primarily reflects upfront payments related to R&D collaborations and licensing arrangements with third parties. Acquisition related costs primarily includes the amortization of the acquisition date fair value step-up for inventory related to the acquisition of Pharmacyclics. Other primarily includes restructuring charges associated with streamlining global operations.

2.	The impact of the specified items by line item was as follows:

	12M17
	Cost of products sold	SG&A	R&D	Acquired IPR&D	Net foreign exchange loss	Other expense, net
As reported (GAAP)	$7,040	$6,275	$4,982	$327	$348	$513
Adjusted for specified items:
Intangible asset amortization	(1,076)	—	—	—	—	—
Milestones and other R&D expenses	—	—	(143)	—	—	—
Acquired IPR&D	—	—	—	(327)	—	—
Acquisition related costs	(52)	(14)	(5)	—	—	(2)
Change in fair value of contingent consideration	—	—	—	—	—	(626)
Litigation reserves	—	(370)	—	—	—	—
Intangible asset impairment	(354)	—	—	—	—	—
Other impacts related to tax law change	—	—	—	—	(316)	—
Other	(47)	(42)	(5)	—	—	—
As adjusted (non-GAAP)	$5,511	$5,849	$4,829	$—	$32	$(115)

3.	The adjusted tax rate for the full-year 2017 was 18.9 percent, as detailed below:

	12M17
	Pre-tax income	Income taxes	Tax rate
As reported (GAAP)	$7,727	$2,418	31.3%
Specified items	3,379	(323)	(9.6)%
As adjusted (non-GAAP)	$11,106	$2,095	18.9%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
Twelve Months Ended December 31, 2016
(Unaudited) (In millions, except per share data)

1.	Specified items impacted results as follows:

	12M16
	Earnings		Diluted
	Pre-tax	After-tax	EPS
As reported (GAAP)	$7,884	$5,953	$3.63
Adjusted for specified items:
Intangible asset amortization	764	615	0.38
Milestones and other R&D expenses	80	80	0.05
Acquired IPR&D	200	200	0.12
Acquisition related costs	392	273	0.16
Change in fair value of contingent consideration	228	228	0.14
Venezuela devaluation loss	298	298	0.18
Revaluation due to Section 987 tax law change	—	187	0.12
Other	59	70	0.04
As adjusted (non-GAAP)	$9,905	$7,904	$4.82

Milestones and other R&D expenses are associated with milestone payments for previously announced collaborations. Acquired IPR&D primarily reflects R&D collaborations as well as upfront payments related to licensing arrangements with third parties. Acquisition related costs primarily includes compensation expense, financing and other costs associated with the acquisitions of Stemcentrx and Boehringer Ingelheim compounds, as well as the amortization of the acquisition date fair value step-up for inventory related to the acquisition of Pharmacyclics. Other includes a debt extinguishment charge as a result of the redemption of the company’s 1.75% senior notes, a charge for the impairment of an intangible asset, restructuring charges associated with streamlining global operations, a charge to increase tax reserves, milestone revenue under previously announced collaborations and prior period royalty revenue related to a patent lawsuit settlement.

2.	The impact of the specified items by line item was as follows:

	12M16
	Net revenues	Cost of products sold	SG&A	R&D	Acquired IPR&D	Interest expense, net	Net foreign exchange loss	Other expense, net
As reported (GAAP)	$25,638	$5,833	$5,855	$4,366	$200	$965	$303	$232
Adjusted for specified items:
Intangible asset amortization	—	(764)	—	—	—	—	—	—
Milestones and other R&D expenses	—	—	—	(80)	—	—	—	—
Acquired IPR&D	—	—	—	—	(200)	—	—	—
Acquisition related costs	—	(197)	(41)	(140)	—	—	—	(14)
Change in fair value of contingent consideration	—	—	—	—	—	—	—	(228)
Venezuela devaluation loss	—	—	—	—	—	—	(298)	—
Other	(78)	(66)	(38)	6	—	(39)	—	—
As adjusted (non-GAAP)	$25,560	$4,806	$5,776	$4,152	$—	$926	$5	$(10)

3.	The adjusted tax rate for the full-year 2016 was 20.2 percent, as detailed below:

	12M16
	Pre-tax income	Income taxes	Tax rate
As reported (GAAP)	$7,884	$1,931	24.5%
Specified items	2,021	70	3.4%
As adjusted (non-GAAP)	$9,905	$2,001	20.2%